                                AMENDMENT NO. 1

                 To the Investment Services Agreement between

                   THE MANUFACTURERS LIFE INSURANCE COMPANY
                                 ("Manulife ")

                                      and

             THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
                             ("Manulife New York")

       WHEREAS, Manulife and Manulife New York have entered into an Investment Services Agreement (the "Agreement") on the 1st day of October, 1997; and

       WHEREAS, the parties wish to amend the Agreement to authorize Manulife to furnish investment services thereunder through one or more affiliates, subject to the terms, conditions and restrictions of the Agreement.

       NOW, THEREFORE, the parties do hereby agree as follows:

   1. Section 1 of the Agreement is amended to read as follows:

   1. PERFORMANCE OF SERVICES. Subject to the terms, conditions and limitations of this Agreement, Provider agrees to the extent requested by Company to perform diligently and in a professional manner such services for Company as Company determines to be reasonably necessary in the conduct of its investment operations.

       Provider agrees at all times to maintain sufficient facilities and trained personnel of the kind necessary to perform this Agreement.

       Provider may arrange to furnish services through one or more of its affiliates, subject to the terms, conditions and limitations set forth herein. In such case, the Provider shall furnish Company with written confirmation of the nature and extent of services to be provided by such affiliate(s) and the location(s) at which such services shall be performed. Any such affiliate shall agree in writing to observe and be bound by all of the terms and conditions of this Agreement applicable to Provider in performing such services, and its records shall be subject to inspection, audit and examination by the Company as provided herein. Provider shall, at all times, remain liable to the Company for the performance of services by such affiliate(s) to the same extent as if they had been performed by Provider itself.

    2. All other provisions of the Agreement shall remain unchanged.

    3. This amendment shall take effect on the date set forth below.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 31st day of August, 2000.

             THE MANUFACTURERS LIFE INSURANCE COMPANY

             By: /s/ JOHN D.DESPREZ III
                 -----------------------------------
                 JOHN D.DESPREZ III
                 EXECUTIVE VICE PRESIDENT U.S. OPERATIONS

             THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK

             By: /s/ JAMES D. GALLAGHER
                 -----------------------------------
                 JAMES D. GALLAGHER
                 PRESIDENT